PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated January 5, 2006	Registration No. 333-121363
and Prospectus dated January 3, 2006)
KfW, Frankfurt/Main, Federal Republic of Germany
USD 10,000,000 Fixed to Floating Rate Callable Notes due April 6, 2016,
CUSIP: 48245AAE1
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to	Discounts and	Proceeds, before
	Public(1)	Commissions	expenses to KfW

Per Note	100%	0%	USD 1,000
Total	100%	0%	USD 10,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about April 6, 2006.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

LEHMAN BROTHERS
March 15, 2006

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated January 5, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated January 3, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS

Issuer: KfW	Title of Securities: USD 10,000,000 Fixed to Floating Rate Callable Notes due April 6, 2016
Aggregate Principal Amount: U.S.$10,000,000	Maturity Date: April 6, 2016
Original Issue Date: April 6, 2006	Initial Interest Rate: 8.00% (Year 1)
Interest Commencement Date: April 6, 2006	First Interest Payment Date: October 6, 2006
Final Redemption Price: 100.00%
Indexed Notes:
Details: 10-year Constant Maturity Swap Rate (“CMS 10Y”) and 2-year Constant Maturity Swap Rate (“CMS 2Y”), as described below.
Type of Floating Rate Note:
☑  Fixed Rate/Floating Rate
Fixed Interest Rate: 8.00% from the Original Issue Date to but excluding April 6, 2007
Floating Rate Commencement Date: April 6, 2007
Interest Rate Basis/Bases:
☑  Other: Year 1 (Interest Commencement Date to but excluding April 6, 2007): 8.00%
        Year 2 — 10 (Floating Rate Commencement Date to but excluding the Maturity Date):
        Interest will be calculated according to the following formula:
Spread Multiplier * (CMS 10Y — CMS 2Y) per annum;

CMS 10Y:	On each Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 10 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “10YR” as of 11:00 a.m., New York city time on the immediately preceding Interest Determination Date. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate.

CMS 2Y:	On each Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 2 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “2YR” as of 11:00 a.m., New York city time, on the immediately preceding Interest Determination Date. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate.

Other definitions:	“USD-CMS-Reference Banks” on any Interest Reset Date will be the rate determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York city time on the day that is two New York and London business days prior to the applicable Interest Reset Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Designated Maturity commencing on that date and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. If at least three quotations are provided, the rate for that date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

“Reference Banks” means five leading swap dealers in the New York city interbank market selected by the Calculation Agent for the purposes of providing quotations as provided above.

“Designated Maturity” means 10 years or 2 years, as the case may be.

“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

Spread: N.A.	Maximum Interest Rate: 11.00%

Spread Multiplier: 10.0	Minimum Interest Rate: 4.00%

Index Maturity: See above
Interest Reset Period:

☐ daily	☐ weekly	☐ monthly
☐ quarterly	☑ semi-annually	☐ annually
Interest Reset Date(s): Each April 6 and October 6, commencing April 6, 2007
Interest Determination Date(s): Two New York and London business days prior to the applicable Interest Reset Date.
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified)

     Calculation Agent:
☐  Deutsche Bank Trust Company Americas
☑  Other: Lehman Brothers Special Financing Inc.
Interest Payment Date(s): The sixth day of the following
     ☐  Each of the 12 calendar months in each year
     ☐  Each March, June, September and December in each year:
     ☑  Each of the following two calendar months in each year: April and October
     ☐  The following calendar month in each year:
Redemption:  ☑  Yes                    ☐  No
     Redemption Date(s) (as provided in para. 2 of §7 of the Conditions: starting April 6, 2007 and semi-annually thereafter (each April 6 and
     October 6)
     Minimum Redemption Notice Period: 10 New York Business Days
     Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100.00%
Repayment:  ☐  Yes                    ☑  No
Specified Currency: U.S. dollars for all payments
     Authorized Denomination: U.S.$1,000
Original Issue Discount Note (“OID”):  ☐  Yes                    ☑  No
Day Count Fraction:  ☑  Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
     As provided in §3(E) of the Conditions (unless otherwise specified:                     ):
     ☑  Following Business Day Convention, adjustment of Interest
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified

PS-5